Exhibit 10.4

Summary of Outside Director Compensation Program

Annual Retainers

Director	$40,000	Paid quarterly at beginning of quarter

Chair of Audit Committee	+$15,000	Paid quarterly

Chair of Compensation Committee	+$10,000	Paid quarterly

Chair of Nominating and Governance Committee	+$7,500	Paid quarterly

Non-chair Audit Committee member	+$5,000	Paid quarterly

Non-chair Compensation Committee member	+$5,000	Paid quarterly

Non-chair Nominating and Governance Committee member	+$4,000	Paid quarterly

Note:  All travel expenses paid based on voucher.

STOCK COMPENSATION:	$40,000/year; each grant subject to one year vesting; stock compensation granted in May of each year.

Note:  For subsequent new Board members who join Board mid-year, cash and stock compensation is pro-rated.